ENGAGEMENT AND INDEMNIFICATION AGREEMENT
ENGAGEMENT AND INDEMNIFICATION AGREEMENT, dated as of January __, 2017 (this "Agreement"), by and among Elliott Associates, L.P., a Delaware limited partnership ("Elliott Associates"), Elliott International, L.P., a Cayman Islands limited partnership ("Elliott International", and together with Elliott Associates, "Elliott"), and ___________________________ ("Nominee").
WHEREAS, Elliott has asked and Nominee has agreed to be (i) a nominee for election to the Board of Directors (the "Board of Directors") of Arconic Inc. a Pennsylvania corporation (the "Company"), at the 2017 annual meeting of shareholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the "Annual Meeting") and (ii) named as such in the proxy soliciting materials related to the Annual Meeting;
WHEREAS, Elliott may solicit proxies from the shareholders of the Company in support of Nominee's election as a director of the Company at the Annual Meeting (the "Solicitation"); and
WHEREAS, Nominee has agreed to serve as a director of the Company if so elected at the Annual Meeting.
NOW, THEREFORE, in consideration of the foregoing and with the understanding on the part of Elliott that Nominee is relying on this Agreement in agreeing to be a nominee as aforesaid and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.               Certain Definitions.  As used in this Agreement, the following terms shall have the meanings indicated below:
"Claim" means any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative, formal or informal, investigative or other), whether instituted by Elliott, the Company or any other party, or any inquiry or investigation that Nominee in good faith believes might lead to the institution of any such action, suit or proceeding.
"Expenses" means all reasonable attorneys' fees and all other reasonable fees, costs, expenses and obligations paid or incurred in connection with the Solicitation or related matters, as applicable, including without limitation, investigating, defending or participating (as a party, witness or otherwise), in (including on appeal), or preparing to defend or participate in, any Claim relating to any Indemnifiable Event (as defined below), including the costs and expenses of Nominee seeking enforcement of this Agreement, in each case except to the extent arising out of or resulting from Nominee's gross negligence, willful misconduct, bad faith or a material misstatement or omission in the information provided by Nominee in connection with the Solicitation and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).

"Indemnifiable Event" means any event or occurrence relating to or directly or indirectly arising out of, or any action taken or omitted to be taken in connection with, the Solicitation or related matters (including in Nominee's capacity as a nominee for election to the Board of Directors of the Company at the Annual Meeting), in each case except to the extent arising out of or resulting from Nominee's gross negligence, willful misconduct, bad faith or a material misstatement or omission in the information provided by the Nominee in connection with the Solicitation and, in each case excluding any action or omission for which Nominee would be entitled to indemnification pursuant to the organizational documents of the Company or pursuant to a written agreement between Nominee and the Company.
"Loss or Losses" means any and all damages, judgments, fines, penalties, amounts paid or payable in settlement, deficiencies, losses and Expenses (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Losses),  in each case except to the extent arising out of or resulting from Nominee's gross negligence, willful misconduct or bad faith and in each case to the extent not otherwise covered by insurance or indemnification from another source (including, without limitation, the Company).
2.              Consideration.  In consideration of Nominee's agreement to be a nominee for election to the Board of Directors of the Company and to be named as such in the proxy soliciting materials related to the Annual Meeting, whether or not Nominee is elected to the Board of Directors of the Company, Elliott will pay Nominee a one-time fee of $100,000 in cash, payable in two installments as follows: (a) $50,000 upon (i) the execution of this Agreement by all parties, (ii) the provision by Nominee of all information and documents requested by Elliott in connection with the nomination, which Nominee shall provide by the later of Friday, January 27, 2017 at 12:00pm eastern time or one business day after the receipt of such information request, including the completion of the Arconic Inc. Prospective Directors' Questionnaire (2017), (iii) the provision by Nominee of all information and documents required by the Company from nominees for director, which Nominee shall provide within one business day after the receipt of such information request and (iv) written confirmation from the Nominee that he is willing to serve as a nominee and if elected, a director of the Company, in the form of the Arconic Inc. Director Nominee and Representation Agreement; and (b) $50,000 if the name of Nominee is included in the preliminary proxy statement filed by Elliott in connection with the Annual Meeting (the "Second Installment" and, together with the amounts in clause (a), the "Fee").  Nominee shall use the after-tax proceeds from the Fee, or an equivalent amount of other funds, to purchase common stock of the Company promptly following the date of the Annual Meeting; provided, however, in the event Nominee is unable to transact in the securities of the Company due to possession of material non-public information or any other limitation or restriction, Nominee shall have five days from the first date that Nominee can transact in the securities of the Company to acquire such securities.  The Second Installment shall be reimbursable to Elliott if Nominee voluntarily withdraws from serving as a nominee or otherwise refuses to serve as a director of the Company if elected to be a director.

3.              Indemnification.
(a)
In the event Nominee was, is or becomes a party to or other participant in, or is threatened to be made a party to or other participant in, a Claim by reason of (or arising or allegedly arising in any manner out of or relating to in whole or in part) an Indemnifiable Event, Elliott, to the fullest extent permitted by applicable law, shall indemnify and hold harmless Nominee from and against any and all Losses suffered, incurred or sustained by Nominee or to which Nominee becomes subject, resulting from, arising out of or relating to such Claim (it being understood and agreed that except as provided in Section 3(c) with respect to Expenses, reimbursements of any such Losses payable hereunder shall be made as soon as practicable but in any event no later than 15 days after written request is made to Elliott accompanied by supporting documentation).  Nominee shall give Elliott written notice of any Claim (accompanied by such reasonable supporting documentation as may be in Nominee's possession) as soon as practicable after Nominee becomes aware thereof; provided, that the failure of Nominee to give such notice shall not relieve Elliott of its indemnification obligations under this Agreement, except to the extent that such failure prejudices the rights of Elliott.

(b)
In the case of the commencement of any Claim against Nominee in respect of which he may seek indemnification from Elliott hereunder, Elliott will be entitled to participate therein, including, without limitation, the negotiation and approval of any settlement of such action.  To the extent that Elliott may wish to assume the defense of any Claim against Nominee in respect of which Nominee may seek indemnification from Elliott hereunder, Elliott shall provide Nominee with written notice of Elliott's election to so assume the defense of such Claim.  Such notice shall include Elliott's written acknowledgment that such Claim is subject to indemnification under the terms of this Agreement.  From and after such election by Elliott to assume defense of a Claim, Elliott will not be liable to Nominee under this Agreement for any Expenses subsequently incurred by Nominee in connection with the defense thereof other than reasonable costs of investigation and preparation therefor (including, without limitation, appearing as a witness and reasonable fees and expenses of legal counsel in connection therewith).  If in any action for which indemnity may be sought hereunder Elliott shall not have timely assumed the defense thereof with counsel reasonably satisfactory to Nominee, or Nominee shall have been advised by his counsel that it would constitute a conflict of interest for the same counsel to represent both Nominee and Elliott in such action, or if Nominee has been advised by counsel that Nominee have separate or additional defenses with regard to such action, Nominee shall have the right to employ his own counsel reasonably satisfactory to Elliott in such action, in which event Elliott shall pay directly or reimburse Nominee for all reasonable legal fees and expenses incurred by him in connection with the defense thereof.  Elliott shall in no event be liable for any settlement of any action effected without its prior written consent (which consent shall not be unreasonably withheld).  Elliott shall not settle any Claim in any manner that would impose any expense, penalty, obligation or limitation on Nominee, or would contain language (other than a recitation of any amounts to be paid in settlement) that could reasonably be viewed as an acknowledgment of wrongdoing on the part of Nominee or as materially detrimental to the reputation of Nominee, without Nominee's prior written consent (which consent shall not be unreasonably withheld).

(c)
Nominee's right to indemnification pursuant to this Section 3 shall include the right of Nominee to be advanced by Elliott any Expenses incurred in connection with any Indemnifiable Event as such expenses are incurred by Nominee; provided, however, that all amounts advanced in respect of such Expenses shall be repaid to Elliott by Nominee to the extent it shall ultimately be determined in a final judgment that Nominee is not entitled to be indemnified for such Expenses.

(d)
Notwithstanding any other provision of this Agreement to the contrary, the indemnity and expense reimbursement obligations of Elliott provided by this Agreement will not apply to any event or occurrence relating to or directly or indirectly arising out of Nominee's service as a director of the Company.

4.             No Agency.  Each of Elliott and Nominee acknowledges that Nominee is not acting as an agent of Elliott or in a fiduciary capacity with respect to Elliott and that Nominee is not assuming any duties or obligations to Elliott other than those expressly set forth in this Agreement.  Nothing contained herein shall be construed as creating, or be deemed to create, the relationship of employer and employee between the parties, nor any agency.  Each of Elliott and Nominee further acknowledges that, should Nominee be elected to the Board of Directors of the Company, all of Nominee's activities and decisions as a director of the Company will be governed by applicable law and subject at all times to his fiduciary duties.
5.              Partial Indemnity; No Evading of Obligations.  If Nominee is entitled under any provision of this Agreement to indemnification by Elliott for some or a portion of any Loss, but not for all of the total amount thereof, Elliott shall nevertheless indemnify Nominee, subject to the terms and conditions hereof, for the portion thereof to which Nominee is entitled.  Elliott agrees not to take any action for the sole purpose of evading its obligations under this Agreement.
6.              No Presumptions.  For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Nominee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.
7.              Nonexclusivity, Etc.  The rights of Nominee hereunder shall be in addition to any other rights, if any, Nominee may have under any by-law, insurance policy, applicable law, or otherwise.
8.              Amendment, Etc.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.
9.              Subrogation.  In the event of payment under this Agreement, Elliott shall be subrogated to the extent of such payment to all of the rights of recovery of Nominee, and Nominee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable Elliott effectively to bring suit to enforce such rights.
10.            No Duplication of Payments.  Elliott shall not be liable under this Agreement to make any payment in connection with a Claim made against Nominee to the extent Nominee has otherwise actually received payment (under any insurance policy, by-law or otherwise) of the amounts otherwise indemnifiable hereunder; provided, that if Nominee for any reason is required to disgorge any payment actually received by him, Elliott shall, to the extent such Claim is subject to indemnification hereunder, be obligated to pay such amount to Nominee in accordance with the other terms of this Agreement (i.e., disregarding the terms of this Section 10).

11.            Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, if to Elliott, to:
Elliott Associates, L.P.
40 West 57th Street
New York, New York 10019
Attn:  Dave Miller, Austin Camporin, and Adam Katz
 Fax:  (212) 586-9429
Email:  dmiller@elliottmgmt.com; acamporin@elliottmgmt.com; akatz@elliottmgmt.com with a copy to (which copy shall not constitute notice hereunder):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn:  Maurice M. Lefkort, Esq. and Michael A. Schwartz, Esq.
 Fax:  (212) 728-8111
Email:  mlefkort@willkie.com; mschwartz@willkie.com

if to Nominee, to:
_________________________
_________________________
 _________________________
_________________________
_________________________

or such other mailing address, telecopy number or email address as such party may hereafter specify for the purpose by notice to the other party hereby given in accordance with this Section 11.  Each such notice, request or other communication shall be effective when delivered at the address specified in this Section 11.
12.                Termination.  This Agreement shall terminate upon delivery of written notice by Elliott to Nominee; provided, that Elliott may not terminate this Agreement without consent of Nominee following such time as Elliott has submitted the name of Nominee to the Company as a nominee for election to the Board of Directors of the Company.
13.                Nominee Acknowledgement.  Nominee acknowledges that Elliott shall be under no obligation to nominate Nominee for election, and that Elliott may withdraw such nomination in its sole discretion.  Nominee agrees to provide Elliott with such true and correct information as Elliott may reasonably request in connection with the Solicitation.  Nominee acknowledges that Elliott will rely upon information provided by Nominee for purposes of preparing submissions to the Company, proxy solicitation materials and other public disclosure.

14.                Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.  Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the state courts of the State of New York located in New York County, or in the United States District Court for the Southern District of New York, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 11, such service to become effective ten days after such mailing.
15.               Execution by Counterparts/Facsimile.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed by facsimile or PDF.
16.               Expense Reimbursement.  Elliott hereby agrees to reimburse Nominee for his reasonable, documented out-of-pocket expenses (other than expenses relating to any Claim, which are addressed in Section 3) incurred as a result of being a nominee, including, without limitation, reimbursement for reasonable travel expenses; provided, that Nominee hereby agrees that in the event Nominee reasonably determines that he needs to retain legal counsel to represent him in connection with being a nominee (other than in connection with a claim for indemnification, which is addressed in Section 3) he will employ counsel selected by Elliott and reasonably satisfactory to Nominee.  Should Nominee be elected to the Board of Directors of the Company, other than as expressly set forth herein, Elliott will not be liable for any expenses or any other liabilities incurred by Nominee during the period following election to the Board of Directors of the Company.
17.                Non Disclosure.  Nominee acknowledges and agrees to hold in strict confidence and will not use nor disclose to third parties information Nominee receives from Elliott or any of its agents or representatives or information developed by Nominee based upon such information Nominee receives, except for (a) information which was public at the time of disclosure or becomes part of the public domain without disclosure by Nominee, (b) information which Nominee learns from a third party (other than Elliott or its agents or representatives) which does not have a legal, contractual or fiduciary obligation of confidentiality to Elliott or its agents or representatives, (c) following Nominee's election as a director of the Company, information which Nominee determines in good faith is necessary for Nominee to disclose in order to comply with Nominee's fiduciary duties under applicable law, or (d) information which is required to be disclosed by applicable law; provided, that in the event of any required disclosure pursuant to this clause (d), Nominee hereby agrees to use commercially reasonable efforts to notify Elliott promptly so that Elliott may seek a protective order or other appropriate remedy or, in Elliott's sole discretion, waive compliance with the terms of this Section 17; provided, further, that in the event that no such protective order or other remedy is obtained, or that Elliott waives compliance with the terms of this Section 17, Nominee further agrees to furnish only that portion of the confidential information which Nominee is advised by counsel is legally required and will cooperate with Elliott's efforts, without incurring any monetary expense, to obtain assurance that confidential treatment will be accorded to the confidential information.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
ELLIOTT ASSOCIATES, L.P.

By:          Elliott Capital Advisors, L.P., its
General Partner

By:          Braxton Associates, Inc., its General
Partner

By:  /s/ Elliot Greenberg
Name:   Elliot Greenberg
Title:     Vice President

ELLIOTT INTERNATIONAL, L.P.

By:         Elliott International Capital Advisors Inc.,
               as Attorney-in-Fact

By:  /s/ Elliot Greenberg
Name:   Elliot Greenberg
Title:     Vice President
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Name: